Exhibit (7)(w)

FIFTH AMENDMENT TO

PARTICIPATION AGREEMENT

This Fifth Amendment to Participation Agreement (“Amendment”), effective January 1, 2015, is entered into by and among Legg Mason Investor Services, LLC (the “Distributor”) and Jefferson National Life Insurance Company (the “Company”).

WHEREAS, the parties entered into a Participation Agreement dated May 1, 2004, as amended May 1, 2005, April 28, 2007, May 14, 2012 and March 28, 2014 (the “Agreement”).  Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Agreement;

WHEREAS, the parties desire to amend the Agreement;

NOW, THEREFORE, in consideration of these premises and the terms and conditions set forth herein, the parties agree as follows:

1.              Schedule A of this Amendment, attached hereto, supersedes and replaces in its entirety the Schedule A of the Agreement.

2.              The parties desire that Jefferson National Life Insurance Company of New York (the “Company of NY”) be added as a party to the Agreement.  All rights and obligations applicable to the Company under the Agreement shall also apply to the Company of NY.

3.              Other Terms.  Other than the foregoing, all other terms and conditions of the Agreement shall remain unchanged and in full force and effect and are ratified and confirmed in all respects by the parties to this Amendment.

For the purpose of referring to this Amendment, the date of this Amendment shall be as stated above.

Legg Mason Investor Services, LLC		Jefferson National Life Insurance
Company

By:		By:
Name:		Name:	Craig Hawley, General Counsel
Title:
Date:		Date:

Jefferson National Life Insurance Company
of New York

By:
Name:	Craig Hawley, General Counsel
Date:

1

SCHEDULE A

PORTFOLIOS AVAILABLE UNDER THE CONTRACTS

Legg Mason Global Asset Management Variable Trust Portfolios
Legg Mason BW Absolute Return Opportunities VIT Class I & II

Legg Mason Partners Variable Equity Trust Portfolios
ClearBridge Variable Series Portfolios Class I & II
QS Legg Mason Dynamic Multi-Strategy VIT Portfolio Class II

Legg Mason Partners Variable Income Trust Portfolios
Western Asset Variable Global High Yield Bond Portfolio Class I

Account(s)	Form #
Jefferson National Life Annuity Account C	22-4025 (Individual); 32-4000 (Group)
Jefferson National Life Annuity Account E	22-4047 (Achievement); 32-4002 (Educator)
Jefferson National Life Annuity Account F	22-4061
Jefferson National Life Annuity Account G	22-4056; JNL-2300, JNL-2300-1, JNL-2300-2, JNL-2300-3, and all variations of the policy series
Jefferson National Life of NY Annuity Account 1	JNL-2300-1-NY, and all variations of the policy series